Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-66294) of AZZ incorporated and in the related Prospectus pertaining to RCG Capital Marketing Group as the selling shareholder, (Form S-8 No. 33-49164) pertaining to the 1991 Nonstatutory Stock Option Plan of AZZ incorporated, (Form S-8 No. 33-49158) pertaining to the 1991 Incentive Stock Option Plan of AZZ incorporated, (Form S-8 No. 333-92377) pertaining to the Employee Benefit Plan & Trust of AZZ incorporated, (Form S-8 No. 333-31716) pertaining to the Independent Director Share Ownership Plan of AZZ incorporated (Form S-8 No. 333-38470) pertaining to the 1998 Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan and 1997 Nonstatutory Stock Option Grants of AZZ incorporated, (Form S-8 No. 333-48886) pertaining to the 2000 Advisory Director Share Ownership Plan of AZZ incorporated, (Form S-8 No. 333-90968) pertaining to the AZZ incorporated 2001 Long-Term Incentive Plan and (Form S-8 No. 333-131068) pertaining to the AZZ incorporated 2005 Long-Term Incentive Plan of our report dated August 27, 2007, with respect to the statements of net assets available for benefits of the AZZ incorporated Employee Benefit Plan & Trust as of February 28, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year), which report is included in the Annual Report (Form 11-K) for the year ended February 28, 2007.

/s/ Whitley Penn LLP

Whitley Penn LLP
Fort Worth, Texas
August 27, 2007